PRESS RELEASE

Cotelligent, Inc.                     FOR IMMEDIATE RELEASE
101 California Street,                For Information Contact:
Suite 2050                            James R. Lavelle, Chief Executive Officer
San Francisco, CA 94111               Daniel E. Jackson, Chief Financial Officer
Telephone: 415-439-6400               Cotelligent #00-22

                              COTELLIGENT ANNOUNCES
                           SECOND QUARTER EXPECTATIONS

     San Francisco - September 24, 1999 - Cotelligent, Inc. (NYSE: CGZ), a leading provider of information technology (IT) consulting and outsourcing services, today announced earnings expectations for the three months ending September 30, 1999. These expectations are based upon the preliminary results for the months of July and August 1999.

     The company expects revenues in excess of $85 million for the quarter ending September 30, 1999, compared to $79.7 million for the comparable period in the prior year and earnings per share of between $0.00 and $0.02 compared to $0.27 in the same period in the prior year.

     The company continues to experience a downturn in demand for its services, which it believes to be principally related to strategies being employed by the company's customers of reducing investment in IT infrastructures while their Y2K compliance is being ascertained.

     The company expects to announce definitive results for the second quarter during the last week of October. The expectations described above are based solely on preliminary results for the first two months of the quarter and are subject to further revision or adjustments based upon actual results of operations for the three month period.

About Cotelligent

     Cotelligent is a nationwide provider of information technology (IT) consulting and outsourcing services to organizations with complex information system and technology operations. The company comprises more than 3,300 technical consultants and operating staff. Cotelligent's consulting practices are divided into two groups: Professional Services - IT staff augmentation, and Technology Solutions which encompasses all of the company's project consulting services including custom application software development and outsourcing, solutions through national partnerships with leading enterprise application software companies, network design, intranet and Internet application design and development, and IT education. The company is headquartered in San Francisco, Calif. and its stock is traded on the New York Stock Exchange under the symbol CGZ. More information is available on the Company's Web site at http://www.cotelligent.com.

Safe Harbor Statment

     Except for historical information contained herein, the information contained in this news release includes forward-looking statements that involve certain risks and uncertainties that could cause actual results to vary materially from such statements. All forward-looking statements included in this release are based upon information available to Cotelligent as of the date thereof, and Cotelligent assumes no obligation to update any such forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: the extent to which customers continue to reduce investment in IT infrastructures; preliminary nature of the financial information; review of the financial results by the Company's auditors; the availability of qualified IT professionals; the rate of hiring, productivity and retention of revenue-generating personnel; changes in the pricing of Cotelligent's services; the timing and rate of entrance into new regional markets; the structure and timing of acquisitions; and general economic conditions. Please refer to the discussion of risk factors and other factors included in Cotelligent's Annual Report on Form 10K for the year ended March 31, 1999, the Company's most recent Report on Form 10Q, and other filings made with the Securities and Exchange Commission.